CERTIFICATE OF AMENDMENT

                                       OF

             AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

                                       OF

                             TIP INSTITUTIONAL FUNDS

Robert E. Turner, Alfred C. Salvato, Ronald W. Filante, Katherine R. Griswold certify that:

1. They constitute the Board of Trustees of TIP Institutional Funds, a business trust filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. ss.ss.3801 et seq.).

2. They hereby adopt the following amendment to the Amended and Restated Agreement and Declaration of Trust:

         ARTICLE I, Section 1 is amended to read as follows:

                  "The Trust shall be known as the Alpha Select Funds, and the Trustees shall conduct the business of the Trust under that name or any other name as they shall from time to time determine."

We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge.

Date:    November 23, 1998


/s/ Robert E. Turner                                 /s/ Katherine R. Griswold
------------------------------                       ---------------------------
Robert E. Turner, Trustee                            Katherine R. Griswold


/s/ Alfred C. Salvato                                /s/ Ronald W. Filante
------------------------------                       ---------------------------
Alfred C. Salvato, Trustee                           Ronald W. Filante, Trustee